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                                                                    EXHIBIT 3.71
                                   RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                                     EMCON





          The undersigned certify that:

          1. They are the President and the Secretary, respectively, of EMCON a California corporation (this "Corporation").

          2. The Articles of Incorporation of this Corporation, as amended or amended and restated to the date of the filing of this Certificate, are amended and restated to read in full as follows:

                                   Article I
                                   ---------

          The name of this Corporation is:  EMCON.

                                   Article II
                                   ----------

          The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  Article III
                                  -----------

          This Corporation is authorized to issue only one class of shares of stock; and the total number of shares which this Corporation is authorized to issue is one thousand (1,000).

                                   Article IV
                                   ----------

          The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                   Article V
                                   ---------
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          This Corporation is authorized to provide indemnification of its agents (as such term is defined in Section 317 of the California General Corporation Law) to the fullest extent permissible under California law.

          3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors of this Corporation.

          4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders of this Corporation in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of this Corporation is one hundred (100). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


     Dated: June 21, 1999
                            /s/ James G. Kirk
                            ----------------------------------
                            James G. Kirk, Chief Executive Officer and President

                            /s/ James M. Redwine
                            ---------------------------------
                            James M. Redwine, Secretary


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